EXHIBIT 10(s)

                   ALCOA DEFERRED COMPENSATION
                     ESTATE ENHANCEMENT PLAN

                           ADOPTED BY

                   ALUMINUM COMPANY OF AMERICA



     The Compensation Committee of the Board of Directors of Aluminum Company of America has adopted this Alcoa Deferred Compensation Estate Enhancement Plan for the exclusive benefit of select officers and employees (1) who are actively at work for the Company or a subsidiary on or after July 10, 1998, (2) who meet the requirements for participation hereunder, and (3) who are not in a collective bargaining unit. The purposes of this Plan are to promote the growth and profitability of the Company, to attract and retain employees and to provide eligible employees with certain benefits under the terms and conditions as set forth herein. This Plan is designed as an alternative to the Alcoa Deferred Compensation Plan, to provide an estate enhancement option to eligible officers and other employees. Accordingly, participants' account balances in the Alcoa Deferred Compensation Plan will be transferred to this Plan.

                     ARTICLE I - DEFINITIONS

     1.1  The following terms have the specified meanings.

     "Additional Salary Reduction Credits" means any amounts deemed to be credited to a Participant's account equivalent to the dollar amount by which a Participant elected to reduce his or her salary up to a whole percentage of not more than 14%. A Participant who is authorized by the Inside Director Committee may elect to reduce his or her salary up to a whole percentage of not more than 20%.

     "Affiliate" means any non-corporate business entity which the Company and/or one or more Subsidiaries control in fact.

     "Alternative Death Benefit" means a Company-paid death benefit paid by the Company to the Participant's Death Benefit
Beneficiary pursuant to an Alternative Death Benefit Election under Section 8.5.

     "Alternative Death Benefit Amount" means, with respect to a Participant, an amount that, after subtracting any Company federal, state, and local income tax savings resulting from the deductibility of the payment for corporate tax purposes, is equal to the Participant's Coverage Amount; provided, that for purposes of this definition, the Participant's Coverage Amount shall be the amount that would be payable to the Death Benefit Beneficiary of the Participant under Section 8.4 if there was no Alternative Death Benefit Election. The Alternative Death Benefit Amount shall be determined at the time the payment is to be made, based on the Company's federal, state and local income tax rate (calculated at the marginal tax rate then applicable to the Company, but net of any federal deduction for state and local taxes) at the time of the payment, and shall be determined by the Committee or its designee.

     "Alternative Death Benefit Election" means an election made by the Participant pursuant to Section 8.5.

     "Assignee" means that person or entity designated as such in a Participant's Assignment of Rights Agreement, or the person(s) or entity to which the Participant or assignee assigns his or her interest under this Plan.

     "Award Date" means February of the calendar year following the Award Year except as may be otherwise designated in accordance with the provisions of the Incentive Compensation
Plan.

     "Award Year" means the calendar year for which awards are made under the provisions of the Incentive Compensation Plan.

     "Board" means the Board of Directors of the Company or any duly authorized committee thereof.

     "Committee" means the Compensation Committee or its designee..

     "Company" means Aluminum Company of America.

     "Company Death Benefit" means the portion of the Policy's death benefit payable to the Company as provided in Section 8.4.

     "Company Stock" means Company Stock as defined in the Savings Plan.

     "Continuous Service" means, except as modified by the balance of this definition, the period of continuous employment with the Company, Subsidiary or Affiliate, either as a salaried employee or as an hourly-rated employee, subject to such rules as may be adopted from time to time by the Committee. Continuous Service shall terminate upon any quit, dismissal, discharge or any other termination of employment with the Company, Subsidiary or Affiliate; any determination by the Committee that employment with these entities has terminated shall be conclusive. Continuous Service upon reemployment does not include any Continuous Service accrued prior to a termination of Continuous Service, except that if a Participant's Continuous Service is terminated by reason of retirement, Continuous Service at the time of such termination shall be reinstated upon the date of his or her reemployment with the Company, a Subsidiary or Affiliate. Absences from such employment due to inactive status, sick leave, leave of absence or layoff shall not constitute a termination of Continuous Service, but such time lost shall not count as Continuous Service except to the extent determined by the Committee under uniform rules applicable to all employees similarly situated.

     "Credited Amount" means the portion of the Participant's
Elected Amount for which the Company has paid a Premium in accordance with the provisions of Section 8.2(a) as of the time the determination is made.

     "Credits" means the Salary Reduction Credits, Additional Salary Reduction Credits, Incentive Compensation Deferral Credits, Excess D Deferral Credits and Matching Company Credits credited to a Participant's account with a deemed value equivalent to the unit value of the Investment Option in which each Credit is deemed to be invested.

     "Death Benefit Beneficiary" means the person or persons designated in writing on the Death Benefit Agreement Beneficiary
Designation Form in accordance with the provisions of Article
VIII of the Plan.

     "Deferred Compensation Beneficiary" means the person or persons designated in writing by a Participant, in accordance with Article VII of this Plan, to receive benefits in the event of the Participant's death.

     "Earnings Credits" mean:
     (a) the interest deemed to be credited to the accounts of Participants in the Equivalent Fixed Income Investment Fund,

     (b) the amount of the increase or decrease in the deemed value of Participant's investments in the Equivalent Equity
Investment Fund, and

     (c) the deemed amount of dividends received, and gain or loss realized on, Equivalent Company Stock.

     (d)  zero amount for any account elected under the Estate
Enhancement Option Election.

     "Effective Date" means July 10, 1998.

     "Elected Amount" means the total amount of the Participant's
Plan account balance and future Incentive Compensation Plan awards identified by the Participant in the Participant's
Election.

     "Election" means the Participant's Estate Enhancement Option
Election made pursuant to the provisions of the Plan.

     "Eligible Employee" means all officers and other employees of the Company or a subsidiary selected from time to time by the Compensation Committee or its designee, and who are eligible to participate in the Alcoa Deferred Compensation Plan.

     "Equivalent Company Stock" means the number of shares of Company Stock deemed to be credited to a Participant's account.

     "Equivalent Equity Investment Fund" means the phantom investment vehicle which is deemed to be equivalent in all respects, including value, to the Equity Investment Fund established under the Savings Plan.

     "Equivalent Fixed Income Fund" means the phantom investment vehicle which is deemed to be equivalent in all respects, including value, to the Fixed Income Fund established under the Savings Plan.

     "Estate Enhancement Option Election" means an election made by a Participant pursuant to the terms of Article VIII of the Plan.

     "Excess D Deferral Credits" means any amounts deemed to be credited to a Participant's account equivalent to the dollar amount which the Participant will have automatically credited to the Plan in accordance with the Company's Employees' Excess Benefits Plan D.

     "Face Value Beneficiary" means the person or persons designated in writing on the Insurance Agreement for ADEEP Plan form in accordance with the provisions of Article VIII of the Plan.

     "Frozen Deferred Account Beneficiary" means the person or persons designated in writing on the Frozen Deferred
Compensation/Fee Beneficiary Designation Form in accordance with the provisions of Article VIII of the Plan.

     "Incentive Compensation Deferral Credits" means any amounts deemed to be credited to a Participant's account on the applicable Award Date equivalent to the dollar amount which the Participant has elected to defer from an award which he or she is eligible to receive under the Company's Incentive Compensation Plan for the 1998 Award Year or any later Award Year.

     "Incentive Compensation Plan" means the Incentive
Compensation Plan of Aluminum Company of America.

     "Inside Director Committee" means the Committee appointed by the Board, which has been given authority to implement certain policy decisions regarding qualified and non-qualified pension plans.
     "Insurer" means, with respect to a Participant's Policy, the insurance company issuing the Policy on the Participant's life (or on the lives of the Participant and the Participant's spouse, in the case of a Survivorship Policy) pursuant to the provisions of the Plan.

     "Investment Options" means the phantom investment vehicles established hereunder for either Salary Reduction Credits, Additional Salary Reduction Credits, Matching Company Credits, Incentive Compensation Deferral Credits and/or Excess D Deferral Credits with reference to the equivalent investment options under the Savings Plan, or any other such equivalent investment option later added to the Savings Plan, unless otherwise determined by the Inside Director Committee.

     "Matching Company Credits" means an amount deemed to be equivalent to the dollar amount that otherwise would have been contributed by the Company to the Participant's account under the Savings Plan, had the Participant elected to contribute to the Savings Plan an amount equivalent to the Participant's elected Salary Reduction Credits under this Plan and the Participant's contribution under the Savings Plan had not been limited by the internal Revenue Code's limits on contributions to the Savings Plan.

     "Other Plan" means any cash or deferred arrangements established under Section 401(k) of the Internal Revenue Code of 1986 as amended, other than the Savings Plan, under which a Participant may elect to have a portion of his or her Salary reduced.

     "Participant" means any Eligible Employee who commences participation in this Plan as provided in Article II.

     "Participant's Coverage Amount" means the portion of the Policy's death benefit payable to the Death Benefit Beneficiaryof the Assignee as provided in Section 8.4.

     "Plan" means the Alcoa Deferred Compensation Estate
Enhancement Plan, adopted by the Company as described herein or as from time to time hereafter amended.

     "Plan Administrator" means the Committee, or its designee.

     "Policy" means the life insurance coverage acquired on the life of the Participant (or on the lives of the Participant and the Participant's spouse, in the case of a Survivorship Policy) by the Company.

     "Policy Owner" means the Company.

     "Premium" means, with respect to a Policy on the life of a Participant (or the lives of a Participant and a Participant's spouse, if the Policy is a Survivorship Policy), the amount the Company is obligated, pursuant to the terms of this Plan, to pay to the Insurer with respect to such Policy.

     "Salary" means the regular base salary or hourly wages payable during such periods as the employee is a Participant. Where commission payments constitute all or part of an employee's monthly remuneration, the commissions actually paid as remuneration during a regular pay period will be used to determine the salary for such employee. Salary shall not include overtime, extended workweek premium, cost of living allowance where separately designated, bonus, shift or other premiums, or other payments, fees or allowances made for specific purposes as determined by the Company.

     "Salary Reduction Credits" means any amounts deemed to be credited to a Participant's account equivalent to the dollar amount by which a Participant elected to reduce his or her Salary by a whole percentage of not more than 6%; provided, however, a Participant who has elected and is contributing a portion of his or her Salary under the Savings Plan, may not elect to defer any percentage of said Salary as a Salary Reduction Credit under this Plan.

     "Savings Plan" means the Alcoa Savings Plan for Non-
Bargaining Employees, as now in existence or as hereafter amended.

     "Subsidiary" means a corporation at least 50% of whose outstanding voting stock is owned or controlled by the Company and/or one or more other Subsidiaries, and any non-corporate business entity in which the Company and/or one or more other Subsidiaries have at least a 50% interest in capital or profits.

     "Survivorship Policy" means a Policy insuring the lives of the Participant and a Participant's spouse, with the death benefit payable at the death of the last survivor of the Participant and his or her spouse.

     "Termination of Service" (or "Terminates Service)" means any termination from active service.

     "Year of Plan Participation" means any 12-month period extending from the first day of the month a Participant begins participation in the Savings Plan and/or this Plan if the Participant has maintained an account in the Savings Plan and/or this Plan for such 12-month period.

     "Zero Investment Fund" means the phantom investment vehicle which is deemed to hold amounts related to Participants' Estate
Enhancement Option Elections.

                   ARTICLE II - PARTICIPATION

     2.1 An Eligible Employee shall commence participation in this Plan upon the first day of his or her first full payroll period following selection by the Committee or its designee.
Such Eligible Employee may only become a Participant after executing the appropriate form for authorizing payroll deductions from his or her Salary and for Selecting investment options. An Eligible Employee shall also commence participation on the Award Date applicable to the portion of any award which he or she is eligible to receive under the provisions of the Incentive Compensation Plan and has deferred for the 1998 Award Year or any later Award Year, or on such date that his or her account would have been credited with Excess D Deferral Credits.

              ARTICLE III - PARTICIPANT DEFERRALS

     3.1 Commencing July 10, 1998, a Participant may by proper election reduce his or her Salary each month in an amount up to, but not more than 6% of his or her Salary, which shall be deemed to be credited to his or her account as Salary Reduction Credits. Whether or not the Participant elects any Salary Reduction Credits, Participant may by proper election reduce his or her Salary each month in an amount up to, but not more than 14% of said Salary, which shall be credited to his or her account as Additional Salary Reduction Credits. The figure 14% in the foregoing sentence is revised to read 20% for Participants whose Additional Salary Reduction Credit limitation has been increased to 20% by the Inside Director Committee.

     A Participant may change a previously elected percentage of Salary reduction or terminate further deferrals in this Plan effective for the first full payroll period following the date the Company or its designee is advised of such request either orally or in writing in accordance with uniform rules established by the Committee.

     3.2 In accordance with uniform rules established by the Committee, Salary Reduction Credits and Additional Salary Reduction Credits shall be deemed to be credited to the Participant's account equivalent to the amount by which the Participant's Salary is reduced in each category.

     3.3 Commencing for the 1998 Award Year and later Award Years a Participant who by proper election has deferred under the Incentive Compensation Plan all or a portion of an award which he or she is eligible to receive under said Plan, shall have his or her account deemed to be credited with Incentive Compensation Deferred Credits in an amount equal to the amount of such deferral.

     3.4  Excess D Deferral Credits shall be credited to
Participants' accounts as applicable.

     3.5 A Participant who is authorized by the Inside Director Committee and who by proper election has deferred the receipt of any "special payments" (as determined by the Company), shall have his or her account credited in an amount equal to the amount of such deferral. Such special payment credits shall be treated as Incentive Compensation Deferral Credits

              ARTICLE IV - MATCHING COMPANY CREDIT

     4.1 A Participant who has elected to reduce his or her Salary under this Plan shall have his or her account deemed to be credited with Matching Company Credits for which he or she is eligible.

                     ARTICLE V - INVESTMENTS

     5.1 (a) Salary Reduction Credits, Additional Salary Reduction Credits, Excess D Deferral Credits and Incentive Compensation Deferral Credits shall be deemed to be invested in 10% increments, at the election of the Participant, in one or more of the Investment Options.

     A Participant may change his or her investment election, effective for the first full payroll period following the date the appropriate direction has been properly received by the Company or its designee, in accordance with uniform rules established by the Committee.

     (b) Matching Company Credits shall be deemed to be invested in the phantom investment vehicle which is equivalent to the investment vehicle under the Savings Plan in which the Company's matching contributions to Participants' accounts are invested.

     (c)  Amounts elected under an Estate Enhancement Option
Election will be deemed to be invested in the Zero Investment
Fund which does not provide any earnings.

                ARTICLE VI - TRANSFER OF CREDITS

     6.1 (a) Once every month a Participant may, by appropriate direction which is properly received by the Company or its designee, in accordance with uniform rules established by the Company ("Appropriate Direction"), elect to transfer in increments of 10% all or part of the deemed value of his or her Salary Reduction Credits, Additional Salary Reduction Credits, Incentive Compensation Deferral Credits, Excess D Deferral Credits, except as may be limited by the Committee, from any one or more investment Options to any one or more other such Investment Options. Such a transfer shall not constitute a change in the Participant's current investment election.

     (b) Once every month a Participant who has attained 5 Years of Plan Participation may, after Appropriate Direction, elect to transfer in increments of 10% all or part of his or her Matching Company Credits, except as may be limited by the Committee, which have been in his or her account for two full calendar years from the date that said Matching Company Credits were deemed to be allocated to the Participant's account, from the Investment Option in which such Credits are deemed to be invested, to any one or more other Investment Option.

     (c) Effective Date of Transfer. The effective date of any transfer under paragraphs (a) or (b) above shall be the date for which the Appropriate Direction to the Company or its designee has been properly received in accordance with uniform rules established by the Company.

     Notwithstanding any other provision, any amounts elected under the Estate Enhancement Option Election cannot be transferred from the Zero Investment Fund.

     (d) Notwithstanding the foregoing, upon a Participant's termination of employment, for any reason other than retirement, he or she may not elect to transfer any part of his or her Salary Reduction Credits, Additional Salary Reduction Credits, Matching Company Credits, Incentive Compensation Deferral Credits, Excess D Deferral Credits and Earnings Credits from the investment vehicle in which such Credits were deemed to be invested on the date employment was terminated, to any other investment vehicle.

     (e) The Company reserves the right to refuse to honor any Participant direction related to investments or withdrawals, including transfers among investment options, where necessary or desirable to assure compliance with applicable law including U.S. and other Securities laws. However, the Company does not assume any responsibility for compliance by officers or others with any such laws, and any failure by the Company to delay or dishonor any such direction shall not be deemed to increase the Company's legal exposure to the Participant or third parties.

                   ARTICLE VII - DISTRIBUTIONS

     7.1  Except as otherwise specified in this Article VII or in
Article VIII below, the amount of Credits in a Participant's account shall be distributed to the Participant upon his or her termination of Continuous Service, for any reason. If at the time of the Participant's termination of Continuous Service he or she has attained five or more years of Continuous Service, the Participant shall receive all Matching Company Credits which have been credited to his or her account. Termination of the Participant's Continuous Service prior to attaining five or more years of Continuous Service shall cause the Participant to forfeit his or her right to receive all Matching Company credits contributed to his or her account.

     7.2 All distributions made pursuant to the termination of the Participant's Continuous Service by reason other than death or retirement shall be paid to the Participant as soon as administratively practical in a lump sum.

     Notwithstanding the foregoing, amounts in the Zero
Investment Fund will only be distributed in accordance with the Estate Enhancement Option provisions of Article VIII.

     7.3 Prior to his or her retirement date, a Participant may elect that the value of his or her account be distributed either in a lump sum at retirement or in annual installments of any number designated by the Participant up to, but not more than ten
(10) following his or her retirement, commencing the January 31 of the first calendar year following such retirement and each January 31 thereafter until he or she has received all installments. A Participant's election to receive installments must be made at least one year prior to his or her retirement date. The Participant's election to receive either a lump sum or annual installments shall become irrevocable one year prior to the Participant's retirement date, or at such other time as may be approved by the Committee. In the event the Participant fails to make such an election, all amounts in his or her account shall be distributed as a lump sum distribution as soon as administratively practical after his or her retirement.

     7.4 The Deferred Compensation Beneficiary under this Plan shall be the Participant's spouse unless otherwise designated in writing by the Participant and such other designated Deferred Compensation Beneficiary has been agreed to in writing by the Participant's spouse on a form approved by the Committee.

     Distributions from this Plan to a Deferred Compensation Beneficiary shall be in a lump sum or in annual installments of any number designated by the Participant up to, but not more than ten (10) following his or her death commencing the first January 31 after the Participant's death and each January 31 thereafter until all installments have been distributed.

     In the event a Deferred Compensation Beneficiary dies prior to receiving all the annual installments which he or she is entitled to receive from this Plan, any remaining installments will be distributed as soon as administratively practical in a lump sum to the Deferred Compensation Beneficiary's estate.

     7.5 This Plan shall not be construed as conferring any rights upon any Participant for continuation of employment with the Company, Subsidiary or Affiliate, nor shall it interfere with the rights of the Company, Subsidiary or Affiliate to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as to recipient of benefits under this Plan.

     7.6 No benefit under this Plan may be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation. The foregoing does not prevent the assignment of any separate right under the Estate Enhancement
Option Election.

     7.7 (a) Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of assets for such benefits shall be made. The right of a Participant or any Deferred Compensation Beneficiary to receive benefits under this Plan shall be an unsecured claim against said assets and shall be no greater than the rights of an unsecured general creditor to the Company. Notwithstanding the foregoing, in the event the Company establishes a trust, to which it may, but shall not be required to contribute money or other property of the Company in contemplation of paying benefits under this Plan, such money or other property shall remain subject to the claims of creditors of the Company.

     (b) Notwithstanding any other provisions of this Plan, if any amounts held in a trust of the above described nature are found, due to the creation or operation of said trust, in a final decision by a court of competent jurisdiction, or under a "determination" by the Internal Revenue Service in a closing agreement in audit or a final refund disposition (within the meaning of Section 1313(a) of Internal Revenue Code of 1986, as amended), to have been includable in the gross income of a Participant or Deferred Compensation Beneficiary prior to payment of such amounts from said trust, the trustee for the trust shall, as soon as practicable, pay to such Participant or Deferred Compensation Beneficiary an amount equal to the amount determined to have been includable in gross income in such determination, and shall accordingly reduce the Participant's or Deferred Compensation Beneficiary's future benefits payable under this Plan. The trustee shall not make any distribution to a Participant or Deferred Compensation Beneficiary pursuant to this paragraph 7.7(b) unless it has received a copy of the written determination described above together with any legal opinion which it may request as to the applicability thereof.

     7.8 All participants remain liable for any taxes which are or will be applicable to the amounts payable under this contract including (but not limited to) social security taxes, federal income taxes and state and local income taxes. In addition, if the Internal Revenue should determine that amounts payable are includable at any point prior to payment, the participants remain solely liable for such taxes and any penalties associated with such. If the participants transfer any right in this benefit, the participants shall be solely liable for determining the value of the amounts subject to gift tax and the resulting amount of gift tax, if applicable.

            ARTICLE VIII - ESTATE ENHANCEMENT OPTION

     8.1. Estate Enhancement Option Election

     (a) A Plan Participant may make an Estate Enhancement Option Election with regard to all or a portion of the value of his or her account at the time of such election, as well as related to amounts of Incentive Compensation Plan awards earned and deferred under the Plan after the date of the election. The Participant must make an Election using a form provided by the Company, the terms of which are hereby incorporated by reference in the Plan.

     (b) The Company shall pay life insurance premiums on a life insurance policy on the life of the Participant, or the lives of the Participant and the Participant's spouse if so elected by the Participant. The premiums of the life insurance policy will be equal in amount to the amount subject to the Participant's Election.

     (c) As of the time of the Participant's Election, the value of the portion of the Participant's account subject to such election will be transferred to the Zero Investment Fund and there will be no further Earnings Credits with respect to such amounts. If the Participant's Election includes Incentive Compensation Plan awards earned and deferred after the date of the Election, there will be no Earnings Credits applied to these amounts after they are credited to a Participant's account.

     (d) Notwithstanding the provisions of Article VII but subject to the provision of Section 8.3(a), any amounts in a Participant's account which are subject to the Election will be paid in a single sum to the Frozen Deferred Account Beneficiary designated by the Participant, with the payment to be made by the Company as soon as administratively practical following the death of the Participant (or after the death of the last survivor of the Participant and the Participant's spouse, if the insurance policy is a survivorship policy insuring the Participant and the Participant's spouse). The Death Benefit and Face Value Beneficiary for amounts subject to an Election will be separately designated on a form provided by the Company, and may be changed by the Participant in accordance with procedures established by the Company.

     (e) Notwithstanding the provisions of Section 7.6, the Participant may designate a trust or other entity or individual(s) to own the Participant's rights under the Policy issued pursuant to the Election, or assign any such rights to a trust or other entity or individual(s).

     (f) If the Insurer cancels the Participant's Policy pursuant to Policy provisions related to suicide of the Participant (or Participant's spouse if the Policy insures both the Participant and the Participant's spouse) or material misstatement of information, then the Participant's Election will be null and void as of the time the Policy is canceled. In this event, the Company will recover an amount equivalent to the cumulative amount of Premiums paid from amounts subject to the Election held in the Zero Investment Account but which have not yet been used to pay Premiums.

     (g)  Except as may be otherwise provided in a Participant's
Death Benefit Agreement, an Election will be irrevocable.

     8.2  Payments of Premiums

     (a)  Company Payments.   Within thirty (30) days of the
issue of the Participant's Policy, the Company shall pay a Premium equal to the amount of the Participant's Plan account balance subject to the Participant's Election. With respect to an Incentive Compensation Plan award that is subject to the Participant's Election and that is credited to the Participant's Plan account balance after the issue of the Participant's Policy, the Company shall pay a Policy Premium equal to the amount credited to the Participant's account no later than thirty (30) days after the amount is credited to the Participant's Plan account.

     (b)  Participant Payments.    Except as otherwise provided
in this Plan, a Participant (or Assignee) shall not be required to pay any portion of the Premium due on the Policy.

     8.3  Policy Ownership

     (a)  Ownership.     The Company shall be the owner of the
Policy and shall be entitled to exercise the rights of ownership, except that the following rights shall be exercisable by the
Participant:   (i) the right to designate the Death Benefit
Beneficiary to receive payment of that portion of the death benefit under such Policy equal to the Participant's Coverage Amount unless there is an Alternative Death Benefit Election in effect, and (ii) the right to assign any part or all of the Participant's rights under the Policy to any person, entity, or trust. The Company shall not borrow from, hypothecate, or withdraw cash value from, surrender in whole or in part, cancel, or in any other manner encumber the Policy without the prior
written consent of the Participant.    Notwithstanding any other
provision of the Plan, both the Participant and the Company have separate and full right to reduce the Policy face amount pursuant to Section 8.6.

     (b)  Possession of Policy.    The Company shall keep
possession of the Policy. The Company agrees to make the Policy available to the Participant or to the Insurer at such times, and on such terms as the Company determines for the sole purpose of endorsing or filing any change of Death Benefit or Face Value Beneficiary or assignment on the Policy.

     (c) Investment of Policy Cash Values. If the Policy provides the Policy Owner with a choice of investment funds for the Policy cash values, the Company shall invest the cash values in the funds selected by and in the proportions specified by the Participant, unless otherwise specified in this Plan. The Company agrees to submit an investment election to the Insurer within thirty (30) days after a written investment request by the Participant or other person or entity designated in the Plan.

     8.4.  Death Benefit.

     Upon the death of the Participant or last survivor of the Participant and the Participant's spouse, the death benefit under the Policy shall be divided as follows:

     (a) The Company shall be entitled to receive as the Company Death Benefit an amount equal to the greater of: (i) the Policy cash accumulation value immediately prior to the death of the Participant or survivor of the Participant and the Participant's spouse, and before any surrender charges; or (ii) 200 percent of the cumulative Premiums paid by the Company under the Policy. If the Policy provides for a death benefit equal to the sum of the face amount of the Policy and any cash account or accumulation value, any Company Death Benefit should first be paid from the cash account or accumulation value portion of the death benefit.

     (b) The Death Benefit Beneficiary of the Participant shall be entitled to receive the Participant's Coverage Amount, which shall consist of the excess, if any, of the Policy's death benefit over the Company Death Benefit less any unforeseen extraordinary expenses incurred by the Company under this Plan which are not recovered under any other agreement. These unforeseen expenses may include such taxes or extraordinary administrative expenses as determined by the Company.

     The Company agrees to execute an endorsement to the Policy issued to it by the Insurer providing for the division of the Policy death benefit in accordance with the provisions of this Section.

     Notwithstanding the provisions of this Section, if the Policy death benefit becomes payable while there is an Alternative Death Benefit Election in effect pursuant to Section
8.5, then the entire Policy death benefit shall be paid to the Company.

     8.5. Alternative Death Benefit Election.

     Subject to the discretion of the Committee, the Participant may elect an Alternative Death Benefit in lieu of the insurance benefit provided under this Plan. Any such election shall be filed with the Committee in such form as may be prescribed by the Committee. The Alternative Death Benefit shall be paid by the Company from the general funds of the Company, and will not constitute an insurance benefit. It will be paid by the Company to the Participant's Death Benefit Beneficiary at the time the Participant's insurance death benefit would have been paid (at the Participant's death for single life coverage, or at the death of the survivor of the Participant and the Participant's spouse if the Policy is a Survivorship Policy). The amount of the payment shall be equal to the Alternative Death Benefit Amount. As long as an Alternative Death Benefit Election is in effect, the Death Benefit Beneficiary of the Participant shall receive only the Alternative Death Benefit, and shall not be entitled to receive any portion of any death benefits that would become payable under the Participant's Policy, and the Participant shall cooperate with the Company in effecting a change of Death Benefit Beneficiary of the Participant's Policy to achieve such result. An Alternative Death Benefit Election (or an election to revoke such an election) shall be effective when any necessary documentation is submitted to and accepted by the Insurer. The Company will promptly submit any required forms or documents to the Insurer when an Alternative Death Benefit Election is made or revoked.

     8.6. Election to Reduce Policy Face Amount.

     The Participant or the Company may elect to reduce the Policy face amount, except that the Policy face amount shall not be reduced to an amount less than the Company Death Benefit. Within sixty (60) days of receipt of a written request from the Participant, the Company shall complete and submit the necessary forms to the Insurer to reduce the Policy face amount in accordance with the Participant's request. Within sixty (60) days of receipt of a written request from the Company, the Participant shall cooperate to complete any necessary forms in accordance with the Company's request.

     8.7. Termination of Employment.

     Upon a Termination of Service by the Participant:

     (a) The Participant's Election shall terminate with respect to any Incentive Compensation Plan award amounts which have not been credited to the Participant's Plan account as of the time of the Participant's Termination of Service.

     (b) The Company's obligation to pay further Premiums for the Participant's Policy will terminate, except that the Company will be obligated to pay any Premium it is obligated to pay under
Section 8.2(a) with respect to any amounts credited to the Participant's Plan account prior to the Participant's Termination of Service for which a Premium has not yet been paid.

     (c) The Policy face amount will be reduced by an amount determined by multiplying the initial Policy face amount by a fraction, the numerator of which will be equal to the Credited Amount (including any Premium payable under Section 8.7(b) and the denominator of which will be equal to the Election Amount. Provided, however, that the face amount reduction determined pursuant to the preceding sentence will be reduced by the amount of any face amount reduction already applied pursuant to Section 8.6.

     (d)  Within thirty (30) days after the Participant
Terminates Service, the Participant may make a Policy premium payment to the Insurer. If such a premium is paid, the amount will be considered a Credited Amount for the purpose of Section
8.7(c).

     8.8. Company Default

     (a)  Company Default.         A Company Default shall be
deemed to have occurred with respect to the Policy if the Company fails to pay a Premium on the Policy as required under the terms of the Plan within sixty (60) days after the due date for such Premium, or if the Company processes or attempts to process a policy loan, or a complete or partial surrender, or a cash value withdrawal without the prior written approval from the Participant.

     (b) Rights Upon Company Default. In the event of a Company Default as described in Section 8.8 (a), the Participant will have the right to require the Company to cure the Company Default by notifying the Company in writing within sixty (60) days after the Company Default occurs, or if later, within thirty (30) days after the Participant becomes aware of the Company Default. If the Company fails to cure the Company Default within sixty (60) days after being notified by the Participant of the Company Default, the Participant will have the right to require the Company to transfer its interest in the Participant's Policy to the Participant. The Participant may exercise the right by notifying the Company, in writing within sixty (60) days after the Company Default occurs. Upon receipt of such notice, the Company will immediately transfer its rights in the Policy to the Participant, and the Company will thereafter have no rights with respect to such Policy. A Participant's failure to exercise its rights under this Section shall not be deemed to release the Company from any of its obligations under this Plan, and will not preclude the Participant from seeking other remedies with respect to the Company Default. Also, a Participant's failure to exercise its rights under this Section will not preclude the Participant from exercising such rights upon a later Company Default.

     (c) Notices. All notices hereunder will be in writing and sent by first class mail with postage prepaid. Any notice to the Company shall be addressed to the attention of the Committee at the principal office of the Company at Alcoa Corporate Center, 201 Isabella Street, Pittsburgh, PA 15212-5858. Any notice to the Participant will be addressed to the Participant at the address on file with the Company. Any party may change its address by giving written notice of such change to the other party pursuant to this Section.

      ARTICLE IX - ADMINISTRATION AND EXPENSES OF THE PLAN

     9.1 The general administration of this Plan shall be by the Committee. The Committee's resolution of any matter concerning this Plan shall be final and binding upon the Company, Subsidiary or Affiliate and any Participant and/or beneficiary affected thereby.

     The Plan Administrator will have the authority to make, amend, interpret, and enforce all rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan in the Plan Administrator's sole discretion. In the administration of this Plan, the Plan Administrator from time to time may employ agents and delegate to them or to others such administrative duties as it sees fit. The Plan Administrator from time to time may consult with counsel, who may be counsel to the Company. The Company will indemnify and hold harmless the Plan Administrator and any employees of the Company to whom administrative duties are delegated, against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Plan Administrator.

     All costs and expenses incurred in administering the Plan, including the expenses of the Committee or the Plan Administrator, the fees and expenses of the Trustee, the fees and charges payable under the investment arrangements, and other legal and administrative expenses, shall be paid by the Plan. Notwithstanding, for any Affiliate of which the Company owns less than an 80% interest as defined under Internal Revenue Code
Section 1504, the obligation of and liability for the deferred compensation benefits accrued under this Plan for Participants employed by such an Affiliate, shall remain the sole obligation and liability of the Affiliate by express resolution of its board or other governing body.

              ARTICLE X - AMENDMENT AND TERMINATION

     10.1 This Plan may be amended, suspended or terminated at any time by the Board; provided, however, that no such amendment, suspension or termination shall reduce or in any manner adversely affect any Participant's or assignee's rights with respect to benefits that are payable or may become payable under this Plan based upon said Participant's Credits as of the date of such amendment, suspension or termination.

                     ARTICLE XI - SUCCESSORS

     11.1 The terms and conditions of the Plan will inure to the benefit of and bind the Company and the Participant and their successors, assignees (including any Assignee), and representatives. The Company will have the right to absolutely and irrevocably assign its rights, title and interest in a Policy without the consent of the Participant or Assignee.

                   ARTICLE XII - CONSTRUCTION

     12.1 This Plan shall be construed, regulated and administered under the laws of the Commonwealth of Pennsylvania, including its choice of law provisions and applicable statute of limitations.